PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
David Lim
+1 844-632-1060
IR@univar.com

Univar Reports 2016 Second Quarter Financial Results

Second Quarter 2016 Highlights (versus Second Quarter 2015)

•	Reported earnings of $0.29 per share were up from a $0.12 loss.

•	Reported net income was $39.8 million, up $52.2 million from a net loss of $12.4 million.

•	Adjusted EBITDA on a consolidated basis was $148.2 million compared to $168.6 million.

•	Adjusted EBITDA for the Canada, EMEA and Rest of World segments grew a combined 7.9 percent on a reported basis and 12.4 percent on a currency neutral basis.

•	Gross profit of $445.4 million decreased $21.8 million, or 4.7 percent. Gross margin increased 110 basis points to 19.7 percent.

DOWNERS GROVE, Ill. – August 9, 2016 – Univar Inc. (NYSE: UNVR) (“Univar”), a global chemical distributor and provider of value-added services, announced today its financial results for the second quarter ended June 30, 2016.

For the second quarter, Univar reported net income of $39.8 million compared to a loss of $12.4 million in prior year, largely the result of lower interest expense, and the absence of charges related to the initial public offering and debt refinancing in the prior year quarter. The Company reported earnings per share of $0.29 based on approximately 137.6 million weighted average shares outstanding, compared to a loss per share of $0.12 based on approximately 102.8 million shares in second quarter 2015.

Univar reported net sales of $2.3 billion for the quarter, down $247.6 million or 9.9 percent, and gross profit of $445.4 million, down $21.8 million, or 4.7 percent compared to prior year, largely due to lower demand from the upstream oil and gas market, and a 7.1 percent decline in average selling price. Univar reported second quarter Adjusted EBITDA of $148.2 million, which was moderately higher than the $134.1 million reported in the first quarter, and in line with the Company’s previous guidance.

“As expected, we continued to face challenges in the second quarter with sluggish industrial demand, negative comparisons in upstream oil and gas, and lower average selling prices. Although quarterly results were in line with our previous guidance, I am disappointed in our ability to deliver growth, especially in the U.S.” said Steve Newlin, President and Chief Executive Officer. “Since joining Univar as CEO, I have spent the past two months assessing our Company in-depth, and despite the current challenges, I am excited about the tremendous opportunity in front of us. I am confident that the actions we are taking will get us on track to deliver above market profit growth in the intermediate and long term.”

Company Performance

The results of the Company’s operating performance are described below and, unless otherwise indicated, are a comparison of second quarter 2016 results with second quarter 2015 results, including Adjusted EBITDA, which is reconciled to reported net income in the accompanying supplemental financial information.

	(Unaudited)
	Three months ended June 30,
(in millions)	2016	2015	$ change	% change	% change excl. currency

External Net Sales
USA	1,212.8	1,389.4	(176.6)	(12.7)%	(12.7)%
Canada	485.4	534.6	(49.2)	(9.2)%	(3.6)%
EMEA	459.9	467.4	(7.5)	(1.6)%	(2.1)%
Rest of World	104.4	118.7	(14.3)	(12.0)%	1.0%
Total Consolidated Net Sales	2,262.5	2,510.1	(247.6)	(9.9)%	(8.2)%

Gross Profit
USA	263.1	284.2	(21.1)	(7.4)%	(7.4)%
Canada	60.6	63.0	(2.4)	(3.8)%	1.3%
EMEA	103.1	98.6	4.5	4.6%	3.9%
Rest of World	18.6	21.4	(2.8)	(13.1)%	0.5%
Total Consolidated Gross Profit	445.4	467.2	(21.8)	(4.7)%	(3.5)%

Adjusted EBITDA
USA	83.2	110.1	(26.9)	(24.4)%	(24.4)%
Canada	31.5	30.4	1.1	3.6%	9.9%
EMEA	33.0	27.1	5.9	21.8%	22.9%
Rest of World	4.2	6.2	(2.0)	(32.3)%	(21.0)%
Other*	(3.7)	(5.2)	1.5	28.8%	28.8%
Total Consolidated Adjusted EBITDA	148.2	168.6	(20.4)	(12.1)%	(10.3)%
* Other represents unallocated corporate costs that do not directly benefit segments.

Segment Highlights

USA – Net sales for the USA segment decreased 12.7 percent from $1.4 billion to $1.2 billion primarily due to lower sales to the upstream oil and gas market and lower average selling prices associated with lower oil prices. Gross profit decreased $21.1 million, or 7.4 percent, to $263.1 million. Gross margin, increased 120 basis points to 21.7 percent primarily driven by margin maintenance efforts while experiencing lower average selling prices. Adjusted EBITDA decreased 24.4 percent from $110.1 million to $83.2 million. Adjusted EBITDA margin decreased 100 basis points to 6.9 percent primarily due to lower gross profit.

Canada – Net sales for the Canada segment decreased 9.2 percent from $534.6 million to $485.4 million. On a currency neutral basis, sales decreased 3.6 percent, primarily driven by lower sales in the Western Canada upstream oil and gas market, which was partially offset by the benefit of acquisitions. Gross profit decreased 3.8 percent from $63.0 million to $60.6 million. On a currency neutral basis, gross profit increased 1.3 percent, primarily due to changes in product mix. Gross margin increased 70 basis points to 12.5 percent. Adjusted EBITDA increased 3.6 percent from $30.4 million to $31.5 million. On a currency neutral basis, Adjusted EBITDA increased 9.9 percent. Adjusted EBITDA margin increased 80 basis points to 6.5 percent due to lower operating expenses.

EMEA – Net sales for the EMEA segment decreased 1.6 percent from $467.4 million to $459.9 million. On a currency neutral basis, sales decreased 2.1 percent, primarily due to lower average selling prices and changes in product mix. Gross profit increased 4.6 percent from $98.6 million to $103.1 million. On a currency neutral basis, gross profit increased 3.9 percent due to product and customer mix enrichment, and higher sales of pharmaceutical finished goods. Gross margin increased 130 basis points to 22.4 percent. Adjusted EBITDA increased 21.8 percent from $27.1 million to $33.0 million. On a currency neutral basis, Adjusted EBITDA increased 22.9 percent. Adjusted EBITDA margin increased 140 basis points to 7.2 percent, due to higher gross margin and lower operating costs resulting from Univar’s 2015 EMEA restructuring program.

Rest of World – Net sales for the Rest of World segment decreased 12.0 percent from $118.7 million to $104.4 million. On a currency neutral basis, sales increased 1.0 percent primarily due to favorable changes in sales pricing and product mix. Gross profit decreased 13.1 percent from $21.4 million to $18.6 million. On a currency neutral basis, gross profit increased 0.5 percent. Gross margin decreased 20 basis points to 17.8 percent. Adjusted EBITDA decreased 32.3 percent from $6.2 million to $4.2 million. On a currency neutral basis, Adjusted EBITDA decreased 21.0 percent. Adjusted EBITDA margin decreased 120 basis points to 4.0 percent.

Outlook

In the second half of 2016, the Company expects ongoing sluggish demand in industrial markets and chemical prices to remain lower compared to the prior year. In addition, the Company anticipates the negative impacts from foreign currency translation related to post-Brexit exchange rates. These challenges will be partially offset by the benefits of organic growth initiatives, growth of Univar’s service businesses, and acquisitions. The Company expects second half Adjusted EBITDA to be slightly below the Adjusted EBITDA reported in the first half of 2016, and roughly evenly divided between the third and fourth quarters. As a result, full-year Adjusted EBITDA is expected to be between $550 and $565 million.

“We have a strong foundation at Univar, and I am confident we have the right strategy in place,” said Newlin. “However, we face several near term challenges. We are already implementing changes to improve our execution with a strong sense of urgency. I expect it will take a few quarters to see the real impact of these changes, but I have no doubt we will deliver consistent and superior profit growth. If there’s one thing I’ve learned in my 37 years in the chemical industry, it’s that growth can be achieved in all market conditions by focusing on commercial greatness and operational excellence. These are our clear priorities.”

Univar to Host Webcast on August 9 at 8 a.m. EDT

The Company will host a webcast with investors to discuss the second-quarter results at 8 a.m. EDT on August 9, which can be accessed on the Investor Relations section of its website at http://investor.univar.com. Following the event, an archived version of the webcast and supporting materials will be available on the same website.

Adjusted EBITDA, Adjusted EBITDA margin

The Company monitors the results of its operating segments separately for the purposes of making decisions about resource allocation and performance assessment. The Company evaluates performance on the basis of Adjusted EBITDA, which it defines as its consolidated net income (loss), plus the sum of interest expense, net of interest income, income tax expense (benefit), depreciation, amortization, other operating expenses, net (which primarily consists of pension mark to market adjustments, acquisition and integration related expenses, employee stock-based compensation expense, redundancy and restructuring costs, advisory fees paid to stockholders, and other unusual or non-recurring expenses), impairment charges, loss on extinguishment of debt and other income (expense), net (which consists of gains and losses on foreign currency transactions and undesignated derivative instruments, ineffective portion of cash flow hedges, debt refinancing costs, and other non-operating activity). The Company believes that Adjusted EBITDA is an important indicator of operating performance because:

•	Adjusted EBITDA excludes the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization expenses;

•	the Company uses Adjusted EBITDA in setting performance incentive targets;

•	the Company considers gains (losses) on the acquisition, disposal and impairment of assets as resulting from investing decisions rather than ongoing operations; and

•
other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of its results.

•	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net sales.

Use of Non-GAAP Measures

The Company’s management believes that certain financial measures that do not comply with accounting principles generally accepted in the United States (“GAAP”) provide relevant and meaningful information concerning the ongoing operating results of the Company. Such non-GAAP financial measures are used from time to time herein but should not be viewed as a substitute for GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in Schedules A, B, C and D.

About Univar
Founded in 1924, Univar is a global distributor of specialty and basic chemicals from more than 8,000 producers worldwide. Univar operates more than 800 distribution facilities throughout North America, Western Europe, the Asia-Pacific region, and Latin America, supported by a global network of sales and technical professionals. With a broad portfolio of products and value-added services, and deep technical and market expertise, Univar delivers the tailored solutions customers need through one of the most extensive chemical distribution networks in the world. Univar is Chemistry DeliveredSM.

Forward-Looking Statements

This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

###

Univar Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions, except per share data)	2016	2015	2016	2015
Net sales	$2,262.5	$2,510.1	$4,261.5	$4,809.2
Cost of goods sold (exclusive of depreciation)	1,817.1	2,042.9	3,385.8	3,880.4
Gross profit	445.4	467.2	875.7	928.8
Operating expenses:
Outbound freight and handling	73.3	81.5	144.6	166.0
Warehousing, selling and administrative	223.9	217.1	448.8	448.5
Other operating expenses, net	11.5	39.0	17.0	47.1
Depreciation	38.0	37.7	71.5	69.7
Amortization	23.3	22.4	45.3	44.3
Total operating expenses	370.0	397.7	727.2	775.6
Operating income	75.4	69.5	148.5	153.2
Other (expense) income:
Interest income	1.0	1.5	1.9	2.7
Interest expense	(41.4)	(64.6)	(82.9)	(129.0)
Loss on extinguishment of debt	—	(7.3)	—	(7.3)
Other income (expense), net	5.7	(12.1)	(7.7)	(5.3)
Total other expense	(34.7)	(82.5)	(88.7)	(138.9)
Income before income taxes	40.7	(13.0)	59.8	14.3
Income tax expense (benefit)	0.9	(0.6)	6.0	7.0
Net income (loss)	$39.8	$(12.4)	$53.8	$7.3
Income (loss) per common share:
Basic	$0.29	$(0.12)	$0.39	$0.07
Diluted	0.29	(0.12)	0.39	0.07
Weighted average common shares outstanding:
Basic	137.6	102.8	137.6	101.4
Diluted	138.1	102.8	138.0	102.0

Univar Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except per share data)	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$223.8	$188.1
Trade accounts receivable, net	1,325.0	1,026.2
Inventories	801.7	803.4
Prepaid expenses and other current assets	153.2	178.6
Total current assets	2,503.7	2,196.3
Property, plant and equipment, net	1,069.7	1,082.5
Goodwill	1,803.3	1,745.1
Intangible assets, net	500.0	518.9
Deferred tax assets	3.3	3.5
Other assets	74.4	66.1
Total assets	$5,954.4	$5,612.4
Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$30.5	$33.5
Trade accounts payable	1,100.8	836.0
Current portion of long-term debt	91.6	59.9
Accrued compensation	59.1	62.8
Other accrued expenses	258.0	301.3
Total current liabilities	1,540.0	1,293.5
Long-term debt	3,039.4	3,057.4
Pension and other postretirement benefit liabilities	249.5	251.8
Deferred tax liabilities	53.8	58.0
Other long-term liabilities	133.0	135.0
Commitment and contingencies	—	—
Stockholders’ equity:
Preferred stock, 200.0 million shares authorized at $0.01 par value with no shares issued or outstanding as of June 30, 2016 and December 31, 2015	—	—
Common stock, 2.0 billion shares authorized at $0.01 par value with 137.9 million and 138.0 million shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	1.4	1.4
Additional paid-in capital	2,229.2	2,224.7
Accumulated deficit	(931.2)	(985.0)
Accumulated other comprehensive loss	(360.7)	(424.4)
Total stockholders’ equity	938.7	816.7
Total liabilities and stockholders’ equity	$5,954.4	$5,612.4

Univar Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions)	2016	2015	2016	2015
Operating activities:
Net income	$39.8	$(12.4)	$53.8	$7.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61.3	60.1	116.8	114.0
Amortization of deferred financing fees and debt discount	2.0	3.8	4.0	8.0
Amortization of pension credit from accumulated other comprehensive loss	(1.5)	(3.0)	(4.5)	(6.0)
Loss on extinguishment of debt	—	7.3	—	7.3
Deferred income taxes	3.3	(5.6)	(3.6)	(1.8)
Stock-based compensation expense	1.3	1.9	3.5	3.4
Other	(0.1)	0.2	(0.4)	(0.6)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(189.3)	(149.3)	(274.1)	(172.2)
Inventories	113.4	53.0	18.3	8.3
Prepaid expenses and other current assets	7.8	13.3	27.7	(2.0)
Trade accounts payable	61.8	128.0	242.8	227.8
Pensions and other postretirement benefit liabilities	(10.2)	(14.6)	(20.2)	(31.0)
Other, net	(39.2)	(62.2)	(49.0)	(53.9)
Net cash provided by operating activities	50.4	20.5	115.1	108.6
Investing activities:
Purchases of property, plant and equipment	(21.7)	(30.5)	(45.2)	(62.4)
Purchases of businesses, net of cash acquired	(1.5)	(18.6)	(54.8)	(18.6)
Proceeds from sale of property, plant and equipment	2.0	3.3	2.9	5.0
Other	(0.4)	(5.5)	(1.7)	(5.5)
Net cash used by investing activities	(21.6)	(51.3)	(98.8)	(81.5)
Financing activities:
Proceeds from sale of common stock	—	763.8	—	765.8
Proceeds from issuance of long-term debt	—	—	20.5	—
Payments on long-term debt and capital lease obligations	(24.9)	(709.4)	(17.3)	(763.1)
Short-term financing, net	5.0	(14.6)	(5.4)	(11.2)
Other	0.9	(1.8)	1.0	(1.9)
Net cash (used by) provided by financing activities	(19.0)	38.0	(1.2)	(10.4)
Effect of exchange rate changes on cash and cash equivalents	(8.1)	8.4	20.6	(25.7)
Net increase in cash and cash equivalents	1.7	15.6	35.7	(9.0)
Cash and cash equivalents at beginning of period	222.1	181.4	188.1	206.0
Cash and cash equivalents at end of period	$223.8	$197.0	$223.8	$197.0

Univar Inc.
Schedule A
Reconciliation of Adjusted EBITDA to Reported Net Income
(Unaudited)

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations(1)	Consolidated
Three Months Ended June 30, 2016
Net sales:
External customers	$1,212.8	$485.4	$459.9	$104.4	$—	$2,262.5
Inter-segment	25.0	1.7	1.0	—	(27.7)	—
Total net sales	1,237.8	487.1	460.9	104.4	(27.7)	2,262.5
Cost of goods sold (exclusive of depreciation)	974.7	426.5	357.8	85.8	(27.7)	1,817.1
Gross profit	263.1	60.6	103.1	18.6	—	445.4
Outbound freight and handling	48.2	8.4	14.8	1.9	—	73.3
Warehousing, selling and administrative	131.7	20.7	55.3	12.5	3.7	223.9
Adjusted EBITDA	$83.2	$31.5	$33.0	$4.2	$(3.7)	$148.2
Other operating expenses, net (2)						11.5
Depreciation						38.0
Amortization						23.3
Interest expense, net						40.4
Other income, net (3)						(5.7)
Income tax expense						0.9
Net income						$39.8
Total assets	$4,012.8	$1,997.8	$990.3	$242.7	$(1,289.2)	$5,954.4

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations(1)	Consolidated
Three Months Ended June 30, 2015
Net sales:
External customers	$1,389.4	$534.6	$467.4	$118.7	$—	$2,510.1
Inter-segment	22.0	2.2	1.1	—	(25.3)	—
Total net sales	1,411.4	536.8	468.5	118.7	(25.3)	2,510.1
Cost of goods sold (exclusive of depreciation)	1,127.2	473.8	369.9	97.3	(25.3)	2,042.9
Gross profit	284.2	63.0	98.6	21.4	—	467.2
Outbound freight and handling	53.5	10.9	14.9	2.2	—	81.5
Warehousing, selling and administrative	120.6	21.7	56.6	13.0	5.2	217.1
Adjusted EBITDA	$110.1	$30.4	$27.1	$6.2	$(5.2)	$168.6
Other operating expenses, net (2)						39.0
Depreciation						37.7
Amortization						22.4
Interest expense, net						63.1
Loss on extinguishment of debt						7.3
Other expense, net (3)						12.1
Income tax benefit						(0.6)
Net loss						(12.4)
Total assets (as adjusted*)	$4,208.5	$2,028.8	$1,057.5	$268.1	$(1,484.2)	6,078.7

*	Adjusted due to the adoption of ASU 2015-03 and ASU 2015-15.

1.	Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs.

2.	See Schedule B for items included in other operating expenses, net.

3.	See Schedule C for items included in other income (expense), net.

Schedule B
Univar Inc.
Other Operating Expenses, Net
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions)	2016	2015	2016	2015
Acquisition and integration related expenses	$2.4	$1.0	$4.3	$1.4
Stock-based compensation expense	1.3	1.9	3.5	3.4
Redundancy and restructuring	5.5	12.5	6.5	16.2
Advisory fees paid to CVC and CD&R(1)	—	1.3	—	2.6
Other (2)	2.3	22.3	2.7	23.5
Total other operating expenses, net	$11.5	$39.0	$17.0	$47.1

(1)	Significant stockholders CVC Capital Partners (“CVC”) and Clayton, Dubilier & Rice, LLC (“CD&R”).

(2)
In the three and six months ended June 30, 2015, other is inclusive of a contract termination fee of $26.2 million related to terminating consulting agreements between the Company and CVC and CD&R related to the initial public offering.

Schedule C
Univar Inc.
Other Income (Expense), Net
(Unaudited)

Other income (expense), net consisted of the following gains (losses):

	Three months ended June 30,		Six months ended June 30,
(in millions)	2016	2015	2016	2015
Foreign currency transactions	$0.3	$2.3	$(2.4)	$1.8
Foreign currency denominated loans revaluation	5.4	(4.7)	(9.3)	7.0
Undesignated foreign currency derivative instruments	(0.9)	(1.6)	1.0	(4.1)
Undesignated interest rate swap contracts	1.5	—	2.2	—
Ineffective portion of cash flow hedges	—	0.2	—	(0.4)
Loss due to discontinuance of cash flow hedges	—	(7.5)	—	(7.5)
Other	(0.6)	(0.8)	0.8	(2.1)
Total other income (expense), net	$5.7	$(12.1)	$(7.7)	$(5.3)

Schedule D
Univar Inc.
Reconciliation of Adjusted EBITDA to GAAP Net Income
(Unaudited)

	Year ended December 31
(in millions)	2016 Outlook [1,2]	2015 Actual
Net income	$99.5	$16.5
Depreciation and amortization	238.0	225.0
Interest expense, net	163.0	207.0
Income tax expense	17.0	10.2
EBITDA	$517.5	$458.7
Pension mark to market loss[3]	—	21.1
Pension curtailment and settlement gains	—	(4.0)
Advisory fees to CVC and CD&R	—	2.8
Contract termination fee to CVC and CD&R	—	26.2
Foreign currency transactions	—	0.8
Foreign currency denominated loans revaluation	—	(8.9)
Undesignated foreign currency derivative instruments	—	4.8
Undesignated interest rate swap contracts	—	(2.0)
Ineffective portion of cash flow hedges	—	0.4
Loss due to discontinuance of cash flow hedges	—	7.5
Debt refinancing costs	—	16.5
Loss on extinguishment of debt	—	12.1
Other operating expenses	4.0	11.6
Other non-operating items	10.0	4.1
Stock based compensation	12.0	7.5
Acquisition and integration related expenses	7.0	7.1
Redundancy and restructuring	7.0	33.8
Adjusted EBITDA	$557.5	$600.1

Notes

1 - The above reconciliation is based on the mid point of the Adjusted EBITDA outlook range

2 - The above reconciliation excludes estimates for certain market driven gains losses and fair value measurements as listed below

•Annual pension mark to market gain/loss
•Contingent consideration fair value adjustments
•Foreign currency transaction gain/loss
•Foreign currency denominated loan revaluation gain/loss
•Gain/loss on undesignated foreign currency derivative instruments
•Gain/loss on undesignated interest rate swap contracts

3 - The pension mark to market loss (gain) is measured and recognized in its entirety within the statement of operations annually on December 31. The adjustment primarily includes the difference between the expected return on plan assets and the actual return on plan assets as well as differences resulting from assumption changes and changes in plan experience between the prior pension measurement date and the current pension measurement date. For details of pension expense both included in and excluded from Adjusted EBITDA, see table below.

(in millions)	Year Ended December 31, 2015
Service cost	$5.5
Interest cost	51.1
Expected return on plan assets	(66.0)
Amortization of unrecognized prior service credit	(11.7)
Net pension benefit included in Adjusted EBITDA	(21.1)

Mark to market loss due to difference in asset returns	67.3
Mark to market gain due to assumption changes	(39.3)
Mark to market gain due to plan experience	(6.9)
Mark to market loss	21.1

Settlement	(1.4)
Curtailment	(2.6)
Pension curtailment and settlement gains	(4.0)

Pension expense excluded from Adjusted EBITDA	17.1

Total pension expense (income)	$(4.0)

Schedule E
Univar Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions)	2016	2015	2016	2015
Net income (loss)	$39.8	$(12.4)	$53.8	$7.3
Other comprehensive income (loss), net of tax:
Foreign currency translation	(2.4)	21.7	66.7	(96.3)
Pension and other postretirement benefit adjustment	(1.2)	(1.9)	(3.0)	(3.7)
Derivative financial instruments	—	5.0	—	3.7
Total other comprehensive (loss) income, net of tax	(3.6)	24.8	63.7	(96.3)
Comprehensive income (loss)	$36.2	$12.4	$117.5	$(89.0)